Exhibit 99.33

AUDITED FINANCIAL STATEMENTS OF
FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

CONTENTS

Report of Independent Registered Public Accounting Firm	F-1
Financial Statements:
Combined Balance Sheets as of December 31, 2004 and 2003	F-2
Combined Statements of Earnings for the years ended December 31, 2004, 2003 and 2002	F-3
Combined Statements of Equity and Comprehensive Earnings for the years ended December 31, 2004, 2003 and 2002	F-4
Combined Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-5
Notes to the Combined Financial Statements	F-6

Report of Independent Registered Public Accounting Firm

The Board of Directors
Fidelity National Information Services, Inc.:

We have audited the accompanying combined balance sheets of Fidelity National Information Services, Inc. and subsidiaries and affiliates as of December 31, 2004 and 2003, and the related combined statements of earnings, equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2004.  These combined financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Fidelity National Information Services, Inc. and subsidiaries and affiliates as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The combined financial statements for 2002 were prepared using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” to record stock-based compensation.  As discussed in note 11 to the combined financial statements, effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to record stock-based employee compensation, applying the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.”

/s/ KPMG LLP
Jacksonville, FL

May 9, 2005, except as to notes 13(c) and 14, which are as of September 30, 2005, and note 13(d), which is as of February 1, 2006

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Combined Balance Sheets

December 31, 2004 and 2003

(In thousands)

	2004	2003
Assets
Current assets:
Cash and cash equivalents	$190,888	$92,049
Trade receivables, net of allowance for doubtful accounts	399,797	299,448
Prepaid expenses and other current assets	85,989	70,638
Deferred income taxes	99,136	21,778
Total current assets	775,810	483,913
Property and equipment, net of accumulated depreciation and amortization	216,978	153,309
Goodwill	1,757,757	966,013
Intangible assets, net of accumulated amortization	629,154	450,323
Computer software, net of accumulated amortization	372,610	202,448
Deferred contract costs	82,970	34,659
Investment in common stock and warrants of Covansys	138,691	—
Other noncurrent assets	28,886	36,420
Total assets	$4,002,856	$2,327,085
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$280,429	$197,459
Payable to FNF	43,740	—
Current portion of long-term debt	13,891	11,121
Deferred revenues	237,126	134,463
Total current liabilities	575,186	343,043
Deferred revenues	86,626	30,231
Deferred income taxes	135,334	22,565
Long-term debt, excluding current portion	417,314	2,668
Other long-term liabilities	19,937	25,651
Total liabilities	1,234,397	424,158
Minority interest	13,615	12,130
Accumulated other comprehensive earnings (loss), net	16,333	1,534
Net investment by FNF	2,738,511	1,889,263
Total equity	2,754,844	1,890,797
Total liabilities and equity	$4,002,856	$2,327,085

See accompanying notes to the combined financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Combined Statements of Earnings

Years ended December 31, 2004, 2003 and 2002

(In thousands, except per share amounts)

	2004	2003	2002
Processing and services revenues, including $116.8 million, $73.0 million and $32.7 million of revenues from related parties for the years ended December 31, 2004, 2003 and 2002, respectively	$2,331,527	$1,830,924	$619,723
Cost of revenues, including depreciation and amortization of $197.9 million, $120.4 million and $15.0 million for the years ended December 31, 2004, 2003 and 2002, respectively, and $2.8 million of expenses to related parties in 2004	1,525,174	1,101,569	379,508
Gross profit	806,353	729,355	240,215
Selling, general, and administrative expenses, including depreciation and amortization of $40.5 million, $23.6 million, and $3.6 million and expenses to related parties of $83.5 million, $52.2 million and $34.1 million for the years ended December 31, 2004, 2003 and 2002, respectively	432,310	331,751	144,761
Research and development costs	74,214	38,345	—
Operating income	299,829	359,259	95,454
Other income (expense):
Interest income	1,232	577	377
Interest expense	(4,496)	(1,569)	(979)
Gain (loss) on sale or issuance of subsidiary stock	—	(3,625)	11,109
Other income (expense)	18,175	963	(358)
Total other income (expense)	14,911	(3,654)	10,149
Earnings before income taxes, equity in earnings (loss) of unconsolidated entities and minority interest	314,740	355,605	105,603
Provision for income taxes	118,343	137,975	39,390
Earnings before loss in earnings of unconsolidated entities and minority interest	196,397	217,630	66,213
Equity in earnings (loss) of unconsolidated entities	(3,308)	(55)	—
Minority interest	(3,673)	(14,518)	(8,359)
Net earnings	$189,416	$203,057	$57,854
Unaudited pro forma net earnings per share—basic and diluted	$1.48	1.59	0.45
Unaudited pro forma weighted average shares outstanding—basic and diluted	127,920	127,920	127,920

See accompanying notes to the combined financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Combined Statements of Equity and Comprehensive Earnings

Years ended December 31, 2004, 2003 and 2002

(In thousands)

	Net investment by FNF	Accumulated other comprehensive earnings (loss)	Total Equity	Comprehensive Earnings
Balances, December 31, 2001	$175,079	$171	$175,250	$—
Other comprehensive loss	—	(2,146)	(2,146)	(2,146)
Contribution of capital, net	55,529	—	55,529	—
Net earnings	57,854	—	57,854	57,854
Balances, December 31, 2002	288,462	(1,975)	286,487	55,708
Other comprehensive earnings	—	3,509	3,509	3,509
Contribution of capital, net	1,397,744	—	1,397,744	—
Net earnings	203,057	—	203,057	203,057
Balances, December 31, 2003	1,889,263	1,534	1,890,797	206,566
Other comprehensive earnings	—	14,799	14,799	14,799
Contribution of capital, net	659,832	—	659,832	—
Net earnings	189,416	—	189,416	189,416
Balances, December 31, 2004	$2,738,511	$16,333	$2,754,844	$204,215

See accompanying notes to the combined financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Combined Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

(In thousands)

	2004	2003	2002
Cash flows from operating activities:
Net earnings	$189,416	$203,057	$57,854
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	238,400	143,958	18,573
(Gain) loss on sale of assets	(2,375)	—	—
Unrealized gain on Covansys warrants	(15,800)	—	—
Stock-based compensation cost	15,436	3,804	—
Deferred income taxes	(11,003)	8,227	(918)
Equity in earnings (loss) of unconsolidated entities	3,308	55	—
Minority interest	3,673	14,518	8,359
Changes in assets and liabilities, net of effects from acquisitions:
Net increase in trade receivables	(27,795)	(50,168)	(15,226)
Net (increase) decrease in prepaid expenses and other assets	72,242	(36,073)	28,943
Net increase (decrease) in accounts payable, accrued liabilities, deferred revenue, and other liabilities	38,855	72,134	(26,968)
Net cash provided by operating activities	504,357	359,512	70,617
Cash flows from investing activities:
Additions to property and equipment	(72,947)	(57,049)	(3,122)
Additions to computer software	(104,555)	(48,212)	(19,363)
Acquisitions, net of cash acquired	(423,170)	(105,971)	(21,071)
Net cash used in investing activities	(600,672)	(211,232)	(43,556)
Cash flows from financing activities:
Borrowings	410,000	1,998	4,500
Debt service payments	(19,839)	(16,920)	(3,503)
Net (distribution to) contribution from FNF	(195,007)	(96,983)	6,878
Net cash provided by (used in) financing activities	195,154	(111,905)	7,875
Net increase in cash and cash equivalents	98,839	36,375	34,936
Cash and cash equivalents, beginning of year	92,049	55,674	20,738
Cash and cash equivalents, end of year	$190,888	$92,049	$55,674
Noncash contributions by FNF	$854,839	$1,494,727	$48,651

See accompanying notes to the combined financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements

December 31, 2004, 2003, and 2002

(1)   Summary of Significant Accounting Policies

The following describes the significant accounting policies of Fidelity National Information Services, Inc. and subsidiaries and affiliates (collectively referred to as the Company or FIS) which have been followed in preparing the accompanying Combined Financial Statements. FIS comprises the wholly and majority owned technology solutions, processing services and information based services businesses of Fidelity National Financial, Inc. and subsidiaries (collectively referred to as FNF). Subsequent to December 31, 2004, the Company underwent a recapitalization and a 25% equity interest in the Company was sold to a group of private investors (see note 13). After the recapitalization transactions, the Company had 200 million shares of common stock outstanding at a par value of $0.0001 per share.

(a)   Description of Business

The Company is a leading provider of technology solutions, processing services, and information-based services to the financial services industry. The Company consists of numerous legal entities and certain operating assets and liabilities which comprise the businesses included in the following segments: Financial Institution Software and Services, Lender Services, Default Management Services and Information Services. The Company’s formation began in early 2004 and was substantially completed in March 2005, when all the entities, assets and liabilities that are included in these combined financial statements were organized under one legal entity. The formation was accomplished through the contribution of entities and operating assets and liabilities to a newly formed subsidiary of FNF. After the recapitalization transactions referred to above, the Company had 200 million shares of common stock outstanding at a par value of $0.0001 per share, of which FNF owns 150 million shares and private investors own 50 million shares. The Combined Financial Statements included herein reflect the historical financial position, results of operations and cash flows of the businesses included in the formation described above.

The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. The primary services provided are the provision of software applications that function as the underlying infrastructure of a financial institution’s transaction processing environment. These software applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to originate and service mortgage loans. This business segment also provides a number of complementary software applications and services that interact directly with the core processing applications, including software applications that facilitate interactions between the financial institutions and their customers.

The Lender Services segment offers customized outsourced business process and information solutions to lenders and loan servicers. This business provides loan facilitation services, which allow financial institutions to outsource their title and loan closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property.

The Default Management Services segment allows customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. The Company utilizes its own resources and networks established with independent contractors to provide these outsourcing solutions.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

In the Information Services segment, the Company operates various property data and real estate-related services businesses. The Company’s property data and real estate-related services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

(b)   Principles of Combination and Basis of Presentation

The accompanying Combined Financial Statements include those assets, liabilities, revenues, and expenses directly attributable to FIS’s operations and allocations of certain FNF corporate assets, liabilities and expenses to FIS. These amounts have been allocated to FIS on a basis that is considered by management to reflect most fairly the utilization of the services provided to or the benefit obtained by the Company. Management believes the methods used to allocate these amounts are reasonable.

All significant intercompany profits, transactions and balances have been eliminated in consolidation. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone entity during the periods covered. The Company’s investments in nonmajority-owned partnerships and affiliates are accounted for using the equity method of accounting.

All dollars presented in the accompanying Combined Financial Statements are in thousands unless indicated otherwise.

(c)   Transactions with Related Parties

The Company has historically conducted business with FNF and intends to continue these business arrangements in the future (see note 13).

Included in the Financial Institution Software and Services segment for the years ended December 31, 2004 and 2003 is $56.6 million and $12.4 million, respectively, in processing and services revenues from FNF relating to the provision of information technology (IT) infrastructure support and data center management services. FIS began providing these services to FNF in September 2003 and thus there were no revenues relating to these services in the first eight months of 2003 or during 2002. Prior to September 2003, a subsidiary of FNF provided these services to FIS. Amounts paid to FNF under these arrangements were $5.4 million and $5.8 million in 2003 and 2002, respectively, and are included in selling, general and administrative expenses in those periods.

The Lender Services segment includes revenues generated from loan facilitation transactions with lenders. A significant part of those transactions involves title agency functions resulting in the issuance of title insurance policies by a title insurance underwriter owned by FNF. The Company also performs similar functions in connection with trustee sale guarantees, a form of title insurance, that subsidiaries of FNF issue as part of the foreclosure process on a defaulted loan. The Lender Services segment includes revenues from unaffiliated third parties of $92.2 million, $224.7 million and $39.9 million for the years ended December 31, 2004, 2003 and 2002, respectively, representing commissions on title insurance policies written by the Company on behalf of title insurance subsidiaries of FNF.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

These commissions are equal to 88% of the total title premium from title policies that the Company places with subsidiaries of FNF.

The Company’s property information division within the Information Services segment manages FNF’s title plant assets in certain areas of the United States. The underlying title plant information is owned by FNF title underwriters; the Company manages and updates the information in return for the right to sell it to title insurers, including FNF underwriters and other customers. As part of that management agreement, the Company earns all revenue generated by those assets, both from third party customers and from FNF and subsidiaries, and is also responsible for the costs related to keeping the title plant assets current and functioning on a daily basis and also pays FNF a royalty fee ranging from 2.5% to 3.75% of those revenues based on volume. The Company recorded royalty expense of $2.8 million for the year ended December 31, 2004, but did not record any expense in 2003 or 2002. Had this agreement been in place for the years ended December 31, 2003 and 2002, the Company would have recorded approximately $2.9 million and $2.7 million in royalty expense during those periods, respectively. This business requires, among other things, that the Company gather updated property information, organize it, input it into one of several systems, maintain or obtain the use of necessary software and hardware to store, access and deliver the data, sell and deliver the data to customers and provide various forms of customer support. The Company’s costs include personnel costs, charges of third parties such as government offices for title information, technology costs and other operating expenses. FNF benefits from having its title plant assets continually updated and accessible. Included in the Information Services segment for the years ended December 31, 2004, 2003 and 2002 are revenues of $28.9 million, $28.2 million, and $24.3 million, respectively, related to the sale of property information to FNF. Also included in this segment are property data sales and license revenue received from FNF for certain real estate related services and software of $15.7 million, $14.0 million and $5.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company has earned other amounts from FNF or its subsidiaries related to various miscellaneous licensing, leasing, and cost sharing agreements which amounted to $15.6 million, $18.4 million, and $3.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

FNF provides certain corporate services to the Company relating to general management, accounting, tax, finance, legal, payroll, human resources, internal audit and mergers and acquisitions. The cost of these services has been allocated or passed through to the Company from FNF based upon reasonable allocation bases including revenues, head count, specific identification and others. Total costs allocated for the years ended December 31, 2004, 2003 and 2002 were $75.1 million, $39.5 million and $21.6 million, respectively, and are reflected in selling, general and administrative expenses in the combined statements of earnings. Also included in selling, general and administrative expenses are payments to a subsidiary of FNF for equipment leases in the amount of $8.4 million, $7.3 million and $6.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. The equipment covered by those leases was purchased by the Company subsequent to December 31, 2004, for $19.4 million.

The Company believes the amounts earned from or charged by FNF to the Company under each of the foregoing service arrangements are fair and reasonable. Although the 88% commission rate earned by the Company’s Lender Services segment was set without negotiation, the Company believes

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

it is consistent with the blended rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. In connection with title plant management, the Company charges FNF title insurers for title information at approximately the same rates it and other similar vendors charge unaffiliated title insurers. The Company’s IT infrastructure support and data center management services to FNF, from which the Company earned $56.6 million and $12.4 million for the years ended December 31, 2004 and 2003, respectively, is priced within the range of prices the Company offers to third parties for similar services.

The Company owed FNF $43.7 million at December 31, 2004 relating to the various service agreements between the two companies and the Company’s share of income taxes payable by FNF. This amount represents only the net intercompany and income taxes payable activity for November and December of 2004 as all intercompany and income tax activity prior to November 2004 were considered capital contributions or dividends and included in the change in FNF’s net investment in the Company. Effective with the execution of the agreements described in note 13, amounts due to or from FNF will be settled monthly.

(d)   Cash and Cash Equivalents

For purposes of reporting cash flows, highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the Combined Balance Sheet for these instruments approximate their fair value.

(e)   Fair Value of Financial Instruments

The fair values of financial instruments, which include trade receivables and long-term debt, approximate their carrying values. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity. The Company also holds certain derivative instruments, specifically warrants and several put and call options relating to certain majority-owned subsidiaries (see note 1(f)).

(f)   Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS No. 133). As of December 31, 2004, the Company did not engage in any hedging activities and thus recorded all derivative financial instruments at fair value in the Combined Balance Sheet and all changes in fair value are recognized in other income in the Combined Statements of Earnings. At December 31, 2004, the Company’s derivative financial instruments are limited to an investment in warrants to purchase common stock of Covansys Corporation (Covansys), an equity investee of the Company (see note 3) and put and call options relating to the minority interest in certain majority-owned subsidiaries.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Subsequent to December 31, 2004, the Company amended the terms of the Covansys warrants to add a mandatory holding period subsequent to the exercise of the warrants and to eliminate a cashless exercise provision available to the Company. Following these amendments, the accounting for the warrants is governed by the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and thus future changes in fair value of the warrants will be recognized in equity through other comprehensive earnings (loss). Also subsequent to December 31, 2004, the Company entered into several interest rate swap transactions on $700 million of its borrowings which are designed to offset the effects of interest rate changes on the Company’s variable rate debt.

(g)   Trade Receivables, net

A summary of trade receivables, net, at December 31, 2004 and 2003 is as follows (in thousands):

	2004	2003
Trade receivables—billed	$330,447	$257,270
Trade receivables—unbilled	89,616	61,600
Total trade receivables	420,063	318,870
Allowance for doubtful accounts	(20,266)	(19,422)
Total trade receivables, net	$399,797	$299,448

(h)   Goodwill

Goodwill represents the excess of cost over fair value of identifiable net assets acquired and liabilities assumed in business combinations. SFAS No. 142, Goodwill and Intangible Assets (SFAS No. 142) requires that intangible assets with estimable lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No 142 and SFAS No. 144 also provide that goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company measures for impairment on an annual basis during the fourth quarter using a September 30th measurement unless circumstances require a more frequent measurement.

As required by SFAS No. 142, the Company completed its annual goodwill impairment test in the fourth quarter of 2004 on its reporting units, using a September 30, 2004 measurement date, and has determined that each of its reporting units has a fair value in excess of its carrying value. Accordingly, no goodwill impairment has been recorded.

(i)   Long-lived Assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144) requires that long-lived assets and intangible assets with definite useful lives be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset.

(j)   Intangible Assets

The Company has intangible assets which consist primarily of customer relationships and are recorded in connection with acquisitions at their fair value based on the results of valuations by third parties. Customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates up to a ten-year period. Intangible assets with estimated useful lives are reviewed for impairment in accordance with SFAS No. 144 while intangible assets that are determined to have indefinite lives are reviewed for impairment at least annually in accordance with SFAS No. 142.

(k)   Computer Software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over a 3-year period and software acquired in business combinations is recorded at its fair value and amortized using straight-line and accelerated methods over their estimated useful lives, ranging from 5 to 10 years.

Capitalized software development costs are accounted for in accordance with either SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (SFAS No. 86), or with SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. After the technological feasibility of the software has been established (for SFAS No. 86 software), or at the beginning of application development (for SOP No. 98-1 software), software development costs, which include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for SFAS No. 86 software), or prior to application development (for SOP No. 98-1 software), are expensed as incurred. Software development costs are amortized on a product-by-product basis commencing on the date of general release of the products (for SFAS No. 86 software) and the date placed in service for purchased software (for SOP No. 98-1 software). Software development costs (for SFAS No. 86 software) are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to seven years or (2) the ratio of current revenues to total anticipated revenue over its useful life.

Computer software as of December 31, 2004 and 2003 consists of (in thousands):

	2004	2003
Software from business acquisitions	$299,047	$146,595
Capitalized software development costs	133,864	51,691
Purchased software	55,767	47,521
Computer software	488,678	245,807
Accumulated amortization	(116,068)	(43,359)
Computer software, net of accumulated amortization	$372,610	$202,448

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Amortization expense for computer software was $72.7 million, $56.6 million and $2.9 million for 2004, 2003 and 2002, respectively.

(l)   Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method based on the estimated useful lives of the related assets: thirty years for buildings and three to seven years for furniture, fixtures and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial term of the applicable lease or the estimated useful lives of such assets.

(m)   Income Taxes

The Company’s operating results have been historically included in FNF’s Consolidated U.S. Federal and State income tax returns. The provision for income taxes in the Combined Statements of Earnings is made at rates consistent with what the Company would have paid as a stand-alone taxable entity. The Company recognizes deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred income taxes of changes in tax rates and laws, if any, are reflected in the combined financial statements in the period enacted.

(n)   Revenue Recognition

The following describes the Company’s primary types of revenues and its revenue recognition policies as they pertain to the types of transactions the Company enters into with its customers. The Company enters into arrangements with customers to provide services, software and software related services such as post-contract customer support and implementation and training either individually or as part of an integrated offering of multiple products and services. These products and services occasionally include offerings from more than one segment to the same customer. The revenues for services provided under these multiple element arrangements are recognized in accordance with the applicable revenue recognition accounting principles as further described below.

Financial Institution Software and Services.   In this segment, the Company recognizes revenues relating to bank processing services and mortgage processing services along with software licensing and software related services. Several of the Company’s contracts include a software license and one or more of the following services: data processing, development, implementation, conversion, training, programming, post-contract customer support and application management. In some cases, these services are offered in combination with one another and in other cases the Company offers them individually. Revenues from bank and mortgage processing services are typically volume-based depending on factors such as the number of accounts processed, transactions processed and computer resources utilized.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

The substantial majority of the revenues in this segment are from outsourced data processing and application management arrangements. Revenues from these arrangements are recognized as services are performed in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104 (SAB No. 104), Revenue Recognition and related interpretations. SAB No. 104 sets forth guidance as to when revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. Revenues and costs related to implementation, conversion and programming services associated with the Company’s data processing and application management agreements during the implementation phase are deferred and subsequently recognized using the straight-line method over the term of the related services agreement. At each reporting period, the Company evaluates these deferred contract costs for impairment.

In the event that the Company’s arrangements with its customers include more than one product or service, the Company determines whether the individual revenue elements can be recognized separately in accordance with Financial Accounting Standards Board (FASB) Emerging Issues Task Force No. 00-21 (EITF 00-21), Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting.

If all of the products and services are software related products and services as determined under American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2 (SOP No. 97-2), entitled Software Revenue Recognition, and SOP 98-9, entitled Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions, the Company applies these pronouncements and related interpretations to determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units.

The Company recognizes software license and post-contract customer support fees as well as associated development, implementation, training, conversion and programming fees in accordance with SOP No. 97-2 and SOP No. 98-9. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that vendor-specific objective evidence, or VSOE, has been established for each element or for any undelivered elements. The Company determines the fair value of each element or the undelivered elements in multi-element software arrangements based on VSOE. If the arrangement is subject to accounting under SOP No. 97-2, VSOE for each element is based on the price charged when the same element is sold separately, or in the case of post-contract customer support, when a stated renewal rate is provided to the customer. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from post-contract customer support is recognized ratably

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

over the term of the agreement. The Company records deferred revenue for all billings invoiced prior to revenue recognition.

With respect to a small percentage of revenues, the Company uses contract accounting, as required by SOP No. 97-2, when the arrangement with the customer includes significant customization, modification, or production of software. For elements accounted for under contract accounting, revenue is recognized in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Production-Type Contracts, using the percentage-of-completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made. Revenues in excess of billings on these agreements are recorded as unbilled receivables and are included in trade receivables. Billings in excess of revenue recognized on these agreements are recorded as deferred revenue until revenue recognition criteria are met. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When the Company’s estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

Lender Services.   In this segment, the Company recognizes revenues from loan facilitation services which primarily consist of centralized title agency and closing services for various types of lenders. Revenues relating to centralized title agency and closing services are recognized at the time of closing of the related real estate transaction. Ancillary service fees are recognized when the service is provided. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

Default Management Services.   In this segment, the Company recognizes revenues on services provided to assist customers through the default and foreclosure process, including property preservation and maintenance services (such as lock changes, window replacement, debris removal and lawn service), posting and publication of foreclosure and auction notices, title searches, document preparation and recording services, and referrals for legal and property brokerage services. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

Information Services.   In this segment, the Company records revenue from providing data or data-related services. These services principally include appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and multiple listing software and services. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

The Company’s flood and tax units provide various services including life-of-loan-monitoring services. Revenue for life-of-loan services is deferred and recognized ratably over the estimated average life of the loan service period, which is determined based on the Company’s historical experience and industry data. The Company evaluates its historical experience on a periodic basis, and adjusts the estimated life of the loan service period prospectively. Revenue derived from software and service arrangements included in this segment is recognized in accordance with SOP No. 97-2 as discussed above. Revenues from other services in this segment are recognized as the services are performed in accordance with SAB No. 104 as described above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

(o)   Stock-Based Compensation Plans

Certain FIS employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees.

The Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS No. 148). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has provided for stock compensation expense of $15.4 million and $3.8 million for the years ended December 31, 2004 and 2003, respectively, which is included in selling, general, and administrative expense in the Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.

The following table illustrates the effect on net earnings for the years ended December 31, 2004, 2003 and 2002 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all awards held by FIS employees who are plan participants (in thousands):

	2004	2003	2002
Net earnings, as reported	$189,416	$203,057	$57,854
Add stock-based compensation expense included in reported net earnings, net of related income tax effects	9,569	2,358	—
Deduct total stock-based employee compensation expense determined under fair value based methods for all awards, net of related income tax effects	(10,206)	(4,926)	(4,704)
Pro forma net earnings	$188,779	$200,489	$53,150
Pro forma net earning per share-basic and diluted	$1.48	$1.57	$0.42

Pro forma information regarding net earnings is required by SFAS No. 123, and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The fair value for these FNF options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions. The risk free interest rates used in the calculation are the rates that correspond to the weighted average expected life of an option. The risk free interest rate used for options granted during the years ended December 31, 2004, 2003 and 2002 was 3.2%, 2.0% and 2.0%, respectively. A volatility factor for the expected market price of FNF common stock of 34%, 43% and 44% was used for options granted for the years ended December 31, 2004, 2003 and 2002, respectively. The expected dividend yield used for

FIDELITY NATIONAL INFORMATION SERVICES, INC.

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Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

2004, 2003, and 2002 was 2.5%, 1.4% and 1.3%, respectively. A weighted average expected life of 3.8 years, 3.5 years and 3.25 years was used for 2004, 2003 and 2002 respectively.

Other disclosures required by SFAS No. 123 have not been provided because the SFAS No. 123 pro forma expense disclosures were prepared based upon an allocation methodology that allocates to the Company expenses associated with portions of individual awards, rather than entire awards.

(p)   Foreign Currency Translation

The functional currency for the foreign operations of the Company is either the U.S. Dollar or the local currency. For foreign operations where the local currency is the functional currency, the translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from the translation are included in accumulated other comprehensive earnings (loss) in the Combined Statements of Equity and are excluded from net earnings. Gains or losses resulting from other foreign currency transactions are included in other income (expense) and are insignificant in the years ended December 31, 2004, 2003 and 2002.

(q)   Management Estimates

The preparation of these Combined Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(r)   Unaudited Pro forma Net Earnings Per Share

Unaudited pro forma net earnings per share is calculated for all periods presented using the 200 million shares of FIS outstanding following its recapitalization on March 9, 2005, as adjusted by the exchange ratio of 0.6396 (127.9 million shares) for the merger with Certegy Inc. on February 1, 2006 (see note 13(d)).

(2)   Acquisitions

The results of operations and financial position of the entities acquired during the years ended December 31, 2004, 2003 and 2002 are included in the Combined Financial Statements from and after the date of acquisition. These acquisitions were made by the Company, or FNF and then contributed to FIS by FNF. The acquisitions made by FNF and contributed to FIS are included in the related Combined Financial Statements as capital contributions. The purchase price of each acquisition was allocated to assets acquired and liabilities assumed based on third party valuations with any excess cost over fair value being allocated to goodwill.

Alltel Information Services, Inc.

On January 28, 2003, FNF entered into a stock purchase agreement with ALLTEL Corporation, Inc., a Delaware corporation (ALLTEL), to acquire from ALLTEL its financial services

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

division, ALLTEL Information Services, Inc. (AIS). On April 1, 2003, FNF closed the acquisition and subsequently renamed the division Fidelity Information Services (FI). FI is one of the largest providers of information-based technology solutions and processing services to the mortgage and financial services industries.

FNF acquired FI for approximately $1.1 billion (including the payment for certain working capital adjustments and estimated transaction costs), consisting of $794.6 million in cash and $275.0 million of FNF’s common stock.

The assets acquired and liabilities assumed in the FI acquisition were as follows (in thousands):

Tangible assets	$298,960
Computer software	95,000
Intangible assets	348,000
Goodwill	450,743
Liabilities assumed at fair value	(123,082)
Total purchase price	$1,069,621

The Company is amortizing the intangible assets using an accelerated method which takes into consideration expected customer attrition rates over a 10-year period. The acquired software is amortized over a ten-year period using an accelerated method that contemplates the period of expected economic benefit and future enhancements to the underlying software. Under the terms of the stock purchase agreement, the Company made a joint election with ALLTEL to treat the acquisition as a sale of assets in accordance with Section 338 (h) (10) of the Internal Revenue Code, which resulted in the revaluation of the assets acquired to fair value for income tax purposes. As such, the fair value assignable to the historical assets, as well as intangible assets and goodwill, is deductible for federal and state income tax purposes.

Fidelity National Information Solutions, Inc.

On September 30, 2003, FNF acquired the outstanding minority interest of Fidelity National Information Solutions, Inc. (FNIS), its publicly traded majority-owned real estate information services subsidiary that provides property data and real estate related services. In the acquisition, each share of FNIS common stock (other than FNIS common stock the Company already owned) was exchanged for 0.83 shares of FNF’s common stock for a total purchase price of $243.7 million.

The Company recorded its proportional share of the fair value of the assets acquired and liabilities assumed in the FNIS minority interest acquisition as follows (in thousands):

Computer software	$13,069
Intangible assets	75,827
Goodwill	154,831
Total purchase price	$243,727

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Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Aurum Technology, Inc.

On March 11, 2004, FNF acquired Aurum Technology, Inc. (Aurum) for $306.4 million, comprised of $185.0 million in cash and FNF common stock valued at $121.4 million. Aurum is a provider of outsourced and in-house information technology solutions for the community bank and credit union markets.

The assets acquired and liabilities assumed in the Aurum acquisition were as follows (in thousands):

Tangible assets	$39,373
Computer software	24,928
Intangible assets	44,803
Goodwill	255,399
Liabilities assumed at fair value	(58,134)
Total purchase price	$306,369

Sanchez Computer Associates, Inc.

On April 14, 2004, FNF acquired Sanchez Computer Associates, Inc. (Sanchez) for $183.7 million, comprised of $88.1 million in cash and FNF common stock valued $88.1 million with the remaining purchase price of $7.5 million relating to the issuance of FNF stock options for vested Sanchez stock options. Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in several countries. Sanchez’ primary application offering is Sanchez Profile™, a real-time, multi- currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis.

The assets acquired and liabilities assumed in the Sanchez acquisition were as follows (in thousands):

Tangible assets	$28,662
Computer software	29,331
Intangible assets	19,638
Goodwill	127,630
Liabilities assumed at fair value	(21,591)
Total purchase price	$183,670

Kordoba

On September 30, 2004, FNF acquired a 74.9% interest in KORDOBA Gesellschaft fur Bankensoftware mbH & Co. KG, Munich, or Kordoba, a provider of core processing software and outsourcing solutions to the German banking market, from Siemens Business Services GmbH & Co. OHG (Siemens). The acquisition price was $123.6 million in cash. The Company recorded the

FIDELITY NATIONAL INFORMATION SERVICES, INC.

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Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Kordoba acquisition based on its proportional share of the fair value of the assets acquired and liabilities assumed on the purchase date.

In connection with the purchase of the 74.9% interest in Kordoba, the Company entered into a put/call option on the 25.1% interest in Kordoba retained by Siemens, which is exercisable during a ninety-day period beginning in October 2008. Under the put/call option, the Company has the unilateral right to purchase (call option) the 25.1% interest that Siemens has retained at a price based on the revenues and operating results of Kordoba in the four quarters preceding the exercise date. The put/call option also provides Siemens with the unilateral right to sell (put option) its 25.1% to the Company on similar terms. In recording the purchase, the Company has recorded a liability of $12.4 million for the estimated fair value of the put/call option. (see note 13 for subsequent event relating to purchase of minority interest in Kordoba)

The assets acquired and liabilities assumed in the Kordoba acquisition were as follows (in thousands):

Tangible assets	$87,858
Computer software	25,834
Intangible assets	26,834
Goodwill	88,430
Liabilities assumed at fair value	(105,372)
Total purchase price	$123,584

InterCept, Inc.

On November 8, 2004, the Company acquired all of the outstanding stock of InterCept, Inc. (InterCept) for $18.90 per share. The total purchase price was approximately $419.4 million which included $407.3 million of cash with the remaining purchase price relating to the issuance of FNF options for vested InterCept options. InterCept provides both outsourced and in-house, fully integrated core-banking solutions for community banks, including loan and deposit processing and general ledger and financial accounting operations. InterCept also operates significant item processing and check imaging operations, providing imaging for customer statements, clearing and settlement, reconciliation and automated exception processing in both outsourced and in-house relationships for customers.

The assets acquired and liabilities assumed in the InterCept acquisition were as follows (in thousands):

Tangible assets	$70,833
Computer software	12,700
Intangible assets	125,795
Goodwill	267,079
Liabilities assumed at fair value	(57,048)
Total purchase price	$419,359

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Selected unaudited pro forma combined results of operations for the years ended December 31, 2004 and 2003, assuming the above acquisitions had occurred as of January 1, 2003, and using actual general and administrative expenses prior to the acquisition, are set forth below:

	Year Ended December 31,
	2004(a)	2003(a)
Total revenue	$2,649,953	$2,524,823
Net earnings	$174,517	$192,866
Proforma earnings per share-basic and diluted	$1.36	$1.51

Other acquisitions

Additionally, the following transactions with acquisition prices less than $100 million each were entered into by FNF and subsequently contributed to the Company during the period from January 1, 2002 through December 31, 2004:

Name of Company Acquired	Date Acquired	Purchase Price
Lender’s Service, Inc.	February 10, 2003	$75.0 million
Webtone Technologies, Inc.	September 2, 2003	$90.0 million
Hansen Quality Loan Services, LLC(i)	February 27, 2004	$34.0 million
Bankware	April 7, 2004	$47.7 million
Geotrac, Inc.	July 2, 2004	$40.0 million
ClearPar LLC	December 13, 2004	$25.0 million

(i)                Represents purchase by FNF of the remaining 45% interest not already owned by the Company

(3)   Investment in Covansys Corporation

On September 15, 2004, FNF acquired 11 million shares of common stock and warrants to purchase 4 million additional shares of Covansys Corporation (Covansys), a publicly traded U.S. based provider of application management and offshore outsourcing services with India based operations for $121.0 million in cash. FNF subsequently contributed the common stock and warrants to the Company which resulted in the Company owning approximately 29% of the common stock of Covansys. The Company will account for the investment in common stock using the equity method of accounting and, until March 24, 2005, accounted for the warrants under SFAS No. 133. Under SFAS No. 133, the warrants were considered derivative instruments and were recorded at a fair value of approximately $23.5 million on the date of acquisition. On March 25, 2005, the terms of the warrants were amended to add a mandatory holding period subsequent to exercise of the warrants and eliminate a cashless exercise option available to the Company. Following these amendments, the accounting for the warrants is now governed by the provisions

(a)             Impact of full year 2004 for Kordoba is approximately $93.2 million and $15.5 million in total revenue and net earnings, respectively. Comparable information is not available for 2003 that is in conformity with U.S. generally accepted accounting principles and therefore, no amounts related to Kordoba have been included in the 2003 pro forma information.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

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Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and future changes in the fair value of the warrants will be recorded through equity in other comprehensive earnings (loss).

The Company also entered into a master service provider agreement with Covansys which requires the Company to purchase a minimum of $150 million in services over a five year period expiring June 30, 2009 or be subject to certain penalties if defined spending thresholds are not met. The Company is subject to penalties of $8.0 million in the event that certain annual thresholds are not met and a final penalty equal to 6.67% of the unmet commitment. Through December 31, 2004, the Company had spent approximately $5 million under the terms of this agreement.

An unaudited summary consolidated balance sheet for Covansys at December 31, 2004 is as follows (in thousands):

Current assets	$183,582
Property and equipment	29,762
Goodwill	19,148
Other assets	16,310
Total assets	$248,802
Current liabilities	$71,149
Other liabilities	3,462
Shareholders’ equity	174,191
Total liabilities and shareholders’ equity	$248,802

An unaudited summary income statement for Covansys for the three months ended December 31, 2004 is as follows (in thousands):

Revenue	$99,171
Net income	$9,224

(4)   Property and Equipment

Property and equipment as of December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003
Land	$9,493	$9,487
Buildings	91,438	68,383
Leasehold improvements	24,780	14,380
Computer equipment	188,371	107,588
Furniture, fixtures, and other equipment	26,057	21,926
	340,139	221,764
Accumulated depreciation and amortization	(123,161)	(68,455)
	$216,978	$153,309

FIDELITY NATIONAL INFORMATION SERVICES, INC.

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Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Depreciation and amortization expense on property and equipment amounted to $61.1 million, $36.0 million and $7.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(5)   Goodwill

Changes in Goodwill, net of purchase accounting adjustments, during the years ended December 31, 2004 and 2003 are summarized as follows (in thousands):

Balance, December 31, 2002	$176,815
Goodwill acquired during 2003	789,198
Balance, December 31, 2003	966,013
Goodwill acquired during 2004	791,744
Balance, December 31, 2004	$1,757,757

(6)   Intangible Assets

Intangible assets, as of December 31, 2004 and 2003, consist of the following (in thousands):

	Cost	Accumulated amortization	Net
2004:
Customer relationships	$752,041	$167,898	$584,143
Trademarks	45,011	—	45,011
	$797,052	167,898	$629,154

2003:
Customer relationships	$508,458	63,331	$445,127
Trademarks	5,196	—	5,196
	$513,654	$63,331	$450,323

Amortization expense for intangible assets with definite lives was $104.6 million, $51.4 million and $8.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. Intangible assets, other than those with indefinite lives are amortized over their estimated useful lives ranging from 5 to 10 years using accelerated methods. Estimated amortization expense for the next five years is $117.4 million for 2005, $104.1 million for 2006, $89.2 million for 2007, $75.3 million for 2008, and $56.3 million for 2009.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

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Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

(7)   Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2004 and 2003 consist of the following (in thousands):

	2004	2003
Salaries and incentives	$48,177	$48,878
Accrued benefits	13,317	14,323
Trade accounts payable	79,370	70,153
Other accrued liabilities	139,565	64,105
	$280,429	$197,459

(8)   Long-Term Debt

Long-term debt as of December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003
Syndicated credit agreement, unsecured, interest due quarterly at LIBOR plus 0.50% (2.92% at December 31, 2004), unused portion of $90 million at December 31, 2004	$410,000	$—
Other long-term debt with various interest rates, maturities, and collateral terms	21,205	13,789
	431,205	13,789
Less current portion	(13,891)	(11,121)
Long-term debt, excluding current portion	$417,314	$2,668

Principal maturities for the next five years ending December 31 are as follows (in thousands):

2005	$13,891
2006	4,585
2007	2,729
2008	—
2009	410,000
$431,205

On November 8, 2004, in connection with the acquisition of InterCept, the Company drew down $410.0 million on a new credit agreement to fund the acquisition of InterCept. The credit agreement, guaranteed by FNF, provides for a $500.0 million, 5-year revolving credit facility due November 8, 2009. The facility provides an option to increase the size of the credit facility an additional $100.0 million and bears interest at a variable rate based on leverage, and is unsecured. In addition, the Company pays a 0.15% commitment fee on the entire facility. On March 9, 2005, as part of the recapitalization and equity sale of 25% of the Company, the facility was paid off and the agreement was terminated (see note 13).

FIDELITY NATIONAL INFORMATION SERVICES, INC.

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Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

(9)   Income Taxes

Income tax expense (benefit) for the years ended December 31, 2004, 2003 and 2002 consists of the following (in thousands):

	2004	2003	2002
Current	$129,346	$129,748	$40,308
Deferred	(11,003)	8,227	(918)
	$118,343	$137,975	$39,390

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2004, 2003 and 2002 is as follows (in thousands):

	2004	2003	2002
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes	5.9	5.2	4.9
Federal benefit of state taxes	(2.1)	(1.8)	(1.7)
Change in valuation allowance	(0.9)	0.8	0.0
Other	(0.3)	(0.4)	(0.9)
Effective income tax rate	37.6%	38.8%	37.3%

The significant components of deferred income tax assets and liabilities at December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003
Deferred income tax assets:
Deferred revenue	$55,439	$27,643
Net operating loss carryforwards	56,247	19,462
Allowance for doubtful accounts	5,387	7,106
Employee benefit accruals	19,102	4,550
Other	15,580	11,162
Total gross deferred income tax assets	151,755	69,923
Less valuation allowance	(3,047)	(2,845)
Total deferred income tax assets	148,708	67,078
Deferred income tax liabilities:
Deferred contract costs	27,597	10,223
Amortization of goodwill, intangible assets, and computer software	151,327	57,642
Other	5,982	—
Total deferred income tax liabilities	184,906	67,865
Net deferred income tax liability	$36,198	$787

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Deferred income taxes have been classified in the Combined Balance Sheets as of December 31, 2004 and 2003 as follows (in thousands):

	2004	2003
Current assets	$99,136	$21,778
Noncurrent liabilities	135,334	22,565
Net deferred income tax liability	$36,198	$787

Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its deferred income tax assets. A valuation allowance is established for any portion of a deferred income tax asset that management believes it is more likely than not that the Company will not be able to realize the benefits of. Adjustments to the valuation allowance are made if there is a change in management’s assessment of the amount of deferred income tax asset that is realizable.

At December 31, 2004, the Company has a net operating loss carryforward of $146.1 million which was obtained from acquired entities. The net operating losses expire between 2019 and 2023.

(10)   Commitments and Contingencies

Litigation

In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those disclosed below, depart from customary litigation incidental to its business and that the resolution of all pending and threatened litigation will not have a material adverse impact on the Company’s results of operations, financial position or cash flows.

The Company is a defendant in a civil lawsuit brought by an organization that formerly acted as a sales agent for Alltel Information Services in China. The suit, which is pending in state court in Monterey County, CA, seeks to recover damages for an alleged breach of the agency contract. The Company intends to defend this case vigorously. The plaintiff in the case has made allegations that the Company violated the Foreign Corrupt Practices Act (FCPA) in connection with its dealings involving a bank customer in China. The Company, through FNF, is cooperating with the Securities and Exchange Commission and the U.S. Department of Justice in connection with their inquiry into these allegations. The Company and its counsel are in the process of investigating these allegations. Based on the results and extent of the investigations completed to date, the Company does not believe that there have been any violations of the FCPA by the Company, or that the ultimate disposition of these allegations or the lawsuit will have a material adverse impact on the Company’s financial position, results of operations or cash flows.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Indemnifications and Warranties

The Company often indemnifies its customers against damages and costs resulting from claims of patent, copyright, or trademark infringement associated with use of its software through software licensing agreements. Historically, the Company has not made any payments under such indemnifications, but continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses when they are estimable. In addition, the Company warrants to customers that its software operates substantially in accordance with the software specifications. Historically, no costs have been incurred related to software warranties and none are expected in the future, and as such no accruals for warranty costs have been made.

Escrow Arrangements

In conducting its operations, the Company routinely holds customers’ assets in escrow, pending completion of real estate transactions. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying Combined Balance Sheets. The Company has a contingent liability relating to proper disposition of these balances, which amounted to $2.4 billion at December 31, 2004. As a result of holding these customers’ assets in escrow, the Company has ongoing programs for realizing economic benefits during the year through favorable borrowing and vendor arrangements with various banks. There were no investments or loans outstanding as of December 31, 2004 related to these arrangements.

Leases

The Company leases certain of its property and equipment under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

Future minimum operating lease payments for leases with remaining terms greater than one year for each of the years in the five years ending December 31, 2009 and thereafter and in the aggregate are as follows (in thousands):

2005	$41,939
2006	38,037
2007	29,614
2008	21,513
2009	16,545
Thereafter	23,031
Total	$170,679

Rent expense incurred under all operating leases during the years ended December 31, 2004, 2003 and 2002, was $52.6 million, $32.7 million, and $15.9 million, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

(11)   Employee Benefit Plans

Stock Purchase Plan

FIS employees participate in the Fidelity National Financial, Inc. Employee Stock Purchase Plan (ESPP). Under the terms of the ESPP and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, shares of FNF’s common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees, based upon their contributions. The Company contributes varying matching amounts as specified in the ESPP. The Company recorded $8.1 million, $4.3 million, and $0.9 million, respectively, for the years ended December 31, 2004, 2003 and 2002 relating to the participation of FIS employees in the ESPP.

401(k) Profit Savings Plan

The Company’s employees are covered by a qualified 401(k) plan sponsored by FNF. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. FNF generally matches 50% of each dollar of employee contribution up to 6% of the employee’s total eligible compensation. The Company recorded $3.1 million, $2.8 million, and $1.7 million, respectively, for the years ended December 31, 2004, 2003 and 2002 relating to the participation of FIS employees in the 401(k) plan.

Stock Option Plans

Certain FIS employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. Grants of incentive and nonqualified stock options under these plans have generally provided that options shall vest equally over three years and generally expire ten years after their original date of grant. All options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant. However, certain of these plans allow for the option exercise price for each share granted pursuant to a nonqualified stock option to be less than the fair market value of the common stock on the date of grant to reflect the application of the optionee’s deferred bonus, if applicable.

In 2003, FNF issued to certain FIS employees rights to purchase shares of restricted common stock (Restricted Shares). A portion of the Restricted Shares vest over a five-year period and a portion of the Restricted Shares vest over a four-year period, of which one-fifth vested immediately on the date of grant. The Company recorded stock-based compensation expense of $2.4 million and $1.5 million in connection with the issuance of Restricted Shares to FIS employees for the years ended December 31, 2004 and 2003, respectively, which was based on an allocation of compensation expense to the Company for employees and directors who provided services to the Company.

The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), for stock-based employee compensation. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS No. 148). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has provided for stock-based compensation expense of $15.4 million and $3.8 million for the years ended December 31, 2004 and 2003, respectively, which is included in selling, general, and administrative expenses in the Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.

Kordoba Defined Benefit Plans

In connection with the Kordoba acquisition, the Company assumed Kordoba’s defined benefit plan obligations. These obligations relate to retirement benefits to be paid to Kordoba’s employees upon retirement. On December 31, 2004, the net benefit obligation, fair value of plan assets and the net amount recognized on the Combined Balance Sheet are as follows (in thousands):

Net benefit obligation	$17,249
Fair value of plan assets	—
Net amount recognized	$17,249

The benefit cost from September 30, 2004 (acquisition date) through December 31, 2004 is as follows:

Service cost	$243
Interest cost	199
Total benefit costs	$442

The assumptions used to determine benefit obligations at December 31, 2004 and the periodic benefit cost for the three-month period ended December 31, 2004 were as follows (in thousands):

2004
Discount rate	5.25%
Salary projection rate	2.25%

Projected payments relating to these liabilities for the next five years ending December 31, 2009 and the period from 2010 to 2014 are as follows (in thousands):

2005	$307
2006	496
2007	452
2008	582
2009	727
2010-2014	5,861

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

(12)   Concentration of Risk

The Company generates a significant amount of revenue from large customers, but only one customer accounted for more than 10% of revenues in any year. That customer accounted for approximately 17.6 % of total revenues for the year ended December 31, 2003. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, and trade receivables.

The Company places its cash equivalents with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Investments in commercial paper of industrial firms and financial institutions are rated investment grade by nationally recognized rating agencies.

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

(13)   Subsequent Events

Related Party Agreements

In March 2005, the Company entered into various agreements with FNF under which the Company will continue to provide title agency services, title plant management, and IT services. Further, the Company also entered into service agreements with FNF under which FNF will continue to provide corporate services to the Company. A summary of these agreements is as follows:

•       Agreements to provide title agency services.   These agreements allow the Company to provide services to existing customers through loan facilitation transactions, primarily with large national lenders. This arrangement involves the Company providing title agency services which result in the issuance of title policies by the Company on behalf of title insurance underwriters owned by FNF and subsidiaries. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term and a rolling one-year term thereafter).

•       Agreements to provide title plant maintenance and management.   These agreements govern the fee structure by which the Company will be paid for maintaining, managing and updating title plants owned by FNF’s title underwriters in certain parts of the country. In the case of the maintenance agreement, the Company will be responsible for the costs of keeping the title plant assets current and functioning and in return will receive the revenue generated by those assets. The Company will pay FNF a royalty fee of 2.5% to 3.75% of the revenues received. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term and a rolling one-year term thereafter).

•       Agreement to provide IT services.   This arrangement governs the revenues to be earned by the Company for providing IT support services and software, primarily infrastructure support and data

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

center management, to FNF. Subject to certain early termination provisions (including the payment of minimum monthly service and termination fees), this agreement has an initial term of five years with an option to renew for one or two additional years.

•       Agreements by FNF to provide corporate services to the Company.   These agreements provide for FNF to continue to provide general management, accounting, treasury, tax, finance, legal, payroll, human resources, employee benefits, internal audit, mergers and acquisitions, and other corporate support to the Company. The pricing of these services will be at cost for services which are either directly attributable to the Company, or in certain circumstances, an allocation of the Company’s share of the total costs incurred by FNF in providing such services based on estimates that FNF and the Company believe to be reasonable. These agreements limit the amount of corporate services costs that can be billed to the Company at $50 million per year, with certain exceptions. These agreements will continue until the last of the specified services is terminated or the agreements are terminated by mutual agreement of the parties; provided, however, that, in any event, the agreements will terminate no later than six months after an initial public offering by, or sale of, the Company. This arrangement could affect future results, as the historical Combined Financial Statements included herein did not contain a ceiling for these costs.

(b)    Recapitalization of FIS and Sale of Equity Interest

On March 9, 2005, the recapitalization of FIS was completed through $2.8 billion in secured borrowings under new senior credit facilities consisting of an $800 million Term Loan A facility, a $2.0 billion Term Loan B facility (collectively, the Term Loan Facilities) and a $400 million revolving credit facility (Revolver). FIS fully drew upon the entire $2.8 billion in Term Loan Facilities to complete the recapitalization while the Revolver remained undrawn at the closing. The current interest rate on both the Term Loan Facilities and the Revolver is LIBOR +1.75% (4.51% at March 31, 2005). The Term Facilities are subject to quarterly amortization of principal in equal installments of 0.25% of the principal amount with the remaining balance due at maturity in 2011 and 2013, respectively. Bank of America, JP Morgan Chase, Wachovia Bank, Deutsche Bank and Bear Stearns lead a consortium of lenders providing the new senior credit facilities. The Company is subject to certain covenants under this agreement, including a restriction on dividend payments.

The sale of the equity interest was accomplished through FIS selling a 25 percent equity interest to an investment group led by Thomas H. Lee Partners (THL) and Texas Pacific Group (TPG). FIS issued a total of 50 million shares of common stock of FIS to the investment group for a total purchase price of $500 million. A new Board of Directors has been created at FIS, with William P. Foley, II, current Chairman and Chief Executive Officer of FNF, serving as Chairman and Chief Executive Officer of FIS. FNF has appointed four additional members to the FIS Board of Directors, while each of THL and TPG has appointed two new directors. (See “Merger with Certegy Inc.”)

The following steps were undertaken to consummate the FIS recapitalization plan and equity interest sale in FIS. On March 8, 2005, FIS declared and paid a $2.7 billion dividend to FNF in the form of a note. On March 9, 2005, FIS borrowed $2.8 billion under its new senior credit facilities and then paid FNF $2.7 billion, plus interest in repayment of the note. The equity interest sale in FIS was then closed through the payment of $500 million from the investment group led by THL and TPG to FIS. FIS then repaid

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

approximately $410 million outstanding under its November 8, 2004 credit facility (see note 8). Finally, FIS paid all expenses related to the transactions. These expenses totaled $80.4 million, consisting of $33.2 million in financing fees and $47.2 million in fees relating to the equity interest sale, including placement fees payable to the investors.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

The following table shows the pro forma effects on the Condensed Combined Balance Sheet as of December 31, 2004 of the recapitalization, minority interest sale and related debt repayments (the Transactions) as if they had occurred on that date.

	Historical December 31, 2004	Pro Forma Adjustments		Pro Forma December 31, 2004
Cash and cash equivalents	$190,888	109,600	(i)	$300,488
Other current assets	584,922	—		584,922
Goodwill	1,757,757	—		1,757,757
Other assets	1,469,289	33,200	(ii)	1,502,489
Total assets	$4,002,856	$142,800		$4,145,656
Current liabilities	$575,186	$—		$575,186
Long-term debt	417,314	2,390,000	(iii)	2,807,314
Other liabilities	241,897	—		241,897
Total liabilities	1,234,397	2,390,000		3,624,397
Minority interest	13,615	—		13,615
Equity	2,754,844	(2,247,200	)(iv)	507,644
Total liabilities and equity	$4,002,856	$142,800		$4,145,656

The pro forma adjustments in the above table include the following:

(i)               An increase in cash and cash equivalents of $109.6 million consisting of the following (in thousands):

Borrowings	$2,800,000
Proceeds from equity sale	500,000
Transaction costs	(80,400)
Debt repayment	(410,000)
Dividend and return of capital to FNF	(2,700,000)
Net increase in cash and cash equivalents	$109,600

(ii)            An increase in other assets for the $33.2 million in capitalized financing costs.

(iii)         An increase in notes payable of $2,390.0 million relating to the $2,800.0 million from the Term Loan Facilities less the repayment of $410.0 million in credit facilities that were outstanding as of December 31, 2004.

(iv)        A decrease in equity of $2,247.2 million relating to the payment of the $2,700.0 million dividend and return of capital to FNF offset by the net proceeds of $452.8 million on the sale of the 25% interest in FIS.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

The following table shows the pro forma effects on the Condensed Consolidated Statement of Earnings of the Transactions as if they had occurred on January 1, 2004.

	Historical December 31, 2004	Pro forma Adjustments		Pro forma December 31, 2004
Revenue	$2,331,527	$—		$2,331,527
Cost of revenues	1,525,174	—		1,525,174
Gross profit	806,353	—		806,353
Selling, general and administrative expenses and research and development costs	506,524	—		506,524
Interest expense	4,496	82,369	(i)	86,865
Interest and other income	19,407	—		19,407
Earnings (loss) before income taxes, equity in earnings (loss) of unconsolidated
entities, and minority interest	314,740	(82,369)		232,371
Income tax expense (benefit)	118,343	(30,971	)(i)	87,372
Earnings before equity in earnings (loss) of unconsolidated entities and minority interest	196,397	(51,398)		144,999
Equity in earnings (loss) of unconsolidated entities and minority interest	(6,981)	—		(6,981)
Net Earnings	$189,416	$(51,398)		$138,018

The proforma adjustments in the above table include the following:

(i)               An increase in interest expense of $82.4 million, $51.4 million net of tax, which includes additional interest expense of $78.0 million due to the net increase in long-term debt of $2,390.0 million and amortization of capitalized financing costs of $4.4 million.

(c)    Purchase of Kordoba Minority Interest

On September 30, 2005, the Company announced that it had purchased the 25.1% minority equity stake in Kordoba from Siemens.

(d)    Merger with Certegy Inc.

On February 1, 2006, the Company completed a reverse acquisition ( Merger) with Certegy Inc. (Certegy), a payments processing company headquartered in St. Petersburg, Florida. Following the Merger, Certegy changed its name to Fidelity National Information Services, Inc.

As a result of the Merger, each share of FIS common stock, issued and outstanding immediately prior to the closing was converted into 0.6396 shares of Certegy’s common stock, par value $0.01 per share (Certegy Stock). As a result of the Merger, the Company’s stockholders own approximately 67.4% of the combined entity.  For financial statement purposes, the Merger is treated as an acquisition of Certegy by FIS under the purchase method of accounting. The initial Board of Directors of the Company is made up of 4 nominees appointed by FNF, 4 nominees appointed by current Certegy shareholders and 2 nominees appointed by the investment group including THL and TPG. The Company’s former Chief Executive Officer (CEO), William P. Foley, II was named the Chairman of the combined entity’s Board of Directors, while Certegy’s former Chief Executive Officer, Lee A. Kennedy was named the CEO of the combined entity.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

The Company’s stockholders entered into a registration rights agreement in connection with the closing of the Merger providing for certain registration rights in favor of the Company’s stockholders with respect to their shares of Certegy Stock.

In connection with the Merger, Certegy declared a special dividend of $3.75 per share to existing Certegy shareholders prior to the Merger. Certegy’s options, restricted shares and restricted stock units became fully vested upon the closing, and remain outstanding or have been paid in accordance with the terms of the plans and agreements under which they were issued. All Certegy options, restricted shares and restricted stock units have been adjusted for the special dividend. Certegy also assumed the Company’s outstanding options and option plan and has converted them into options for Certegy Stock, subject to adjustments described in the Merger Agreement.

In connection with the Merger, on September 14, 2005, Certegy and the Company’s stockholders entered into a Shareholders Agreement (the “Shareholders Agreement”) which placed certain post-Merger restrictions on FNF and the Company’s other stockholders and makes certain arrangements concerning the post-Merger governance of Certegy. Also certain amendments have been made to some of the related party agreements between the Company and FNF, but such amendments have not materially changed the resulting transactions within those agreements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

(14)   Segment Information

Summarized financial information concerning the Company’s reportable segments is shown in the following tables.

As of and for the year ended December 31, 2004 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$1,269,068	$232,132	$187,836	$648,317	$(5,826)	$2,331,527
Cost of revenues	886,641	182,571	91,510	364,452	—	1,525,174
Gross profit	382,427	49,561	96,326	283,865	(5,826)	806,353
Selling, general and administrative costs	142,855	33,631	20,458	166,121	69,245	432,310
Research development costs	74,214	—	—	—	—	74,214
Operating income	165,358	15,930	75,868	117,744	(75,071)	299,829
Total assets	$2,951,157	$99,986	$166,817	$695,308	$89,588	$4,002,856
Goodwill	$1,307,126	$20,818	$61,452	$368,361	$—	$1,757,757
Depreciation and amortization	$175,388	$2,256	$6,681	$54,075	$—	$238,400

As of and for the year ended December 31, 2003 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$701,246	$190,107	$368,699	$573,272	$(2,400)	$1,830,924
Cost of revenues	473,760	137,634	145,455	347,120	(2,400)	1,101,569
Gross profit	227,486	52,473	223,244	226,152	—	729,355
Selling, general and administrative costs	78,083	28,585	42,448	142,948	39,687	331,751
Research and development costs	38,345	—	—	—	—	38,345
Operating income	111,058	23,888	180,796	83,204	(39,687)	359,259
Total assets	$1,434,035	$95,437	$225,891	$568,482	$3,240	$2,327,085
Goodwill	$562,660	$20,590	$64,989	$317,774	$—	$966,013
Depreciation and amortization	$100,880	$5,094	$8,360	$29,624	$—	$143,958

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

As of and for the year ended December 31, 2002 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$3,922	$130,250	$86,191	$399,360	$—	$619,723
Cost of revenues	935	92,816	40,680	245,078	—	379,509
Gross profit	2,987	37,434	45,511	154,282	—	240,214
Selling, general and administrative costs	327	18,963	10,348	92,814	22,309	144,761
Operating income	2,660	18,471	35,163	61,468	(22,309)	95,453
Total assets	$71,869	$81,274	$58,337	$327,568	$—	$539,048
Goodwill	$41,623	$19,663	$8,452	$107,077	$—	$176,815
Depreciation and amortization	$621	$2,446	$224	$15,282	$—	$18,573

Financial Institution Software and Services

The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. In 2004 and 2003, revenue from financial institution processing was $952.3 million and $467.0 million, respectively and revenue from mortgage loan processing was $316.8 million and $234.2 million, respectively. The primary applications are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. This segment also provides a number of complementary applications and services that interact directly with the core processing applications, including applications that facilitate interactions between the segment’s financial institution customers and their clients. Included in this segment were $132.8 million and $62.3 million in sales to non-U.S. based customers in 2004 and 2003, respectively. There were no sales to non-U.S. based customers in 2002.

Lender Services

The Lender Services segment offers customized outsourced business process and information solutions to national lenders and loan servicers. This business provides loan facilitation services, which allow customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, the Company performs these services both in the traditional manner involving many manual steps, and through more automated processes, which significantly reduce the time required to complete the task.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)

December 31, 2004, 2003, and 2002

Default Management Services

The Default Management Services segment also provides services to national lenders and loan servicers. These services allow customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process.

Information Services

In the Information Services segment, the Company operates a property data business and a real estate-related services business. Revenues from property data products were $197.4 million, $187.7 million and $154.6 million in 2004, 2003 and 2002, respectively. Revenues from real estate related services were $450.9 million, $385.6 million and $244.8 million in 2004, 2003 and 2002, respectively. The Company’s property data and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of applications and services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

Corporate and Other

The Corporate and Other segment consists of the corporate overhead costs, including interest costs that are not allocated to any operating segments.